UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2008

THE NASDAQ STOCK MARKET, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-32651	52-1165937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (212) 401-8700

No change since last report

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

See Item 3.02 (Unregistered Sales of Equity Securities) below.

Item 3.02.	Unregistered Sales of Equity Securities

On February 20, 2008, The Nasdaq Stock Market, Inc. (“Nasdaq”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities Inc. and Banc of America Securities LLC (the “initial purchasers”) under which Nasdaq agreed to sell $425 million aggregate principal amount of 2.50% convertible senior notes due 2013 (the “Notes”). The Purchase Agreement also granted the initial purchasers an option to purchase up to an additional $50 million in principal amount of Notes to cover over-allotments. The closing of the sale of the Notes is expected to occur on February 26, 2008. Nasdaq intends to use the net proceeds from this offering, available cash and borrowings under a new senior secured credit facility to fund its combination with OMX AB (publ) (OMX), investment in the Dubai International Financial Exchange and proposed acquisitions of The Philadelphia Stock Exchange, Inc. (PHLX) and the Boston Stock Exchange, as well as to repay certain indebtedness of OMX and PHLX, provide ongoing working capital and provide for other general corporate purposes. The Purchase Agreement contains customary representations, warranties and agreements of Nasdaq and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Notes will be issued to the initial purchasers in a private placement, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and will be resold by the initial purchasers to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act. Nasdaq will rely on these exemptions from registration based in part on representations made by the initial purchasers in the Purchase Agreement.

The Notes will bear interest at a rate of 2.50% per year. Interest on the Notes will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 2008. The Notes will mature on August 15, 2013, subject to earlier repurchase or conversion.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date for such Notes under the following circumstances: (1) during any fiscal quarter after the fiscal quarter ending June 30, 2008 (and only during such fiscal quarter), if the last reported sale price of Nasdaq’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the conversion price of the Notes on the last day of such preceding fiscal quarter; (2) during the five business-day period after any five consecutive trading-day period, or the measurement period, in which the trading price per $1,000 principal amount of the Notes for each day of that measurement period was less than 98% of the product of the last reported sale price of Nasdaq’s common stock and the conversion rate of the Notes on each such day; or (3) upon the occurrence of certain corporate transactions. In addition, holders may also convert their Notes at their option at any time beginning on May 15, 2013, and ending at the close of business on the business day immediately preceding the maturity date for the Notes, without regard to the foregoing circumstances. Upon conversion, Nasdaq will pay or deliver, as the case may be, cash, shares of Nasdaq common stock or a combination thereof at Nasdaq’s election. The initial conversion rate for the Notes will be 18.1386 shares of Nasdaq common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $55.13 per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest.

The Notes and the underlying common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 7.01.	Regulation FD Disclosure

On February 21, 2008, Nasdaq issued a press release, which is being furnished as an exhibit to this Form 8-K.

The information set forth under “Item 7.01 Regulation FD Disclosure” and Exhibit 99.1 is intended to be furnished pursuant to Item 7.01. Such information, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing. The furnishing of this information pursuant to Item 7.01 shall not be deemed an admission by Nasdaq as to the materiality of such information.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

10.1	Purchase Agreement, dated February 20, 2008.

99.1	Press Release dated February 21, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Edward S. Knight
Name:	Edward S. Knight
Title:	Executive Vice President and General Counsel

Dated: February 21, 2008

Exhibit Index

Exhibit No.	Description
10.1	Purchase Agreement, dated February 20, 2008.

99.1	Press Release dated February 21, 2008.